EXHIBIT 10.1

CONFIDENTIAL SEPARATION AND WAIVER AND RELEASE AGREEMENT

THIS CONFIDENTIAL SEPARATION AND WAIVER AND RELEASE AGREEMENT (the “Agreement”), dated as of June 7, 2022 (the “Effective Date”), is between Troika Media Group, Inc, a Nevada Corporation with a principal place of business at 1715 North Gower Street, Los Angeles, CA 90028 and its subsidiaries and affiliates (the “Company”), and Kyle Hill, having an address at 1227 11th Street, Unit A, Santa Monica, California 90401 (“Hill”). The Company and Hill are hereinafter collectively referred to as the “Parties.”

RECITALS

WHEREAS, Hill and the Company entered into an Asset Purchase Agreement, dated as of May 21, 2021 (“APA”) whereby the Company purchased the assets and certain liabilities of Redeeem, LLC. (“Redeeem”);

WHEREAS, the APA provided that Hill would receive compensation for such assets in the form of stock (hereafter, the “Equity”) and cash;

WHEREAS, the Equity portion of the sale price in the APA amounting to Two Million Four Hundred Sixty-Three Three Hundred Thirty-Five Thousand (2,463,935) vested over periods described therein and as described in the Escrow Agreement and the APA;

WHEREAS, portions of the Equity have not vested as of the date hereof and the Parties desire to modify the terms of such Equity grants and further described below; and

WHEREAS, Hill and Company entered into an executive employment agreement dated as of May 21, 2021 (the “Employment Agreement”), which states the terms and conditions of Hill’s employment;

WHEREAS, the Company and Hill have determined to mutually terminate Hill’s employment, including the Employment Agreement and to amend certain terms of the APA;

WHEREAS, in connection with such mutual resignation of employment, Company and Hill wish to enter into this Agreement to provide certain compensation to Hill and for the release of any claims related to, among other things, Hill’s employment (including the mutual resignation thereof) services rendered the Company; and

NOW, THEREFORE, in consideration of the representations and promises made herein, and for other good and valuable consideration, the receipt and sufficiency of which the Parties hereto agree, and intending to be legally bound, the Parties enter into this Agreement and agree as follows:

1. Termination. Hill shall cease to be employed with the Company and the Employment Agreement shall terminate on June 7, 2022 (the “Termination Date”), subject to the terms and conditions hereof. Hill agrees that other than as specifically set forth in this Agreement, Hillis not due any additional benefits, or compensation for unpaid salary, bonus, severance, or accrued or unused vacation time or vacation pay.

2. Severance Payments and Expenses Owed.

a.

Provided that Hill executes this Agreement and complies with the terms hereof, Hill shall be paid nine (9) months of Severance at Hill’s current base salary (“Severance”). Such Severance shall be paid in accordance with Hill’s current payroll instructions, less applicable deductions, beginning on the Company’s next payroll cycle following the Termination Date (i.e., on or about June 15, 2022).

b.	No later than fifteen (15) days from the date hereof, Hill shall render a final expense report to the Company as required by the Company’s current expense policy.

3. Benefits.

a.	Equity: Notwithstanding any provision of the APA, the Escrow Agreement or the Transaction Documents (defined below), the following terms shall apply to the Equity compensation portion under the APA:

	i.	Hill shall keep the Three Hundred Seven Thousand Nine Hundred Ninety-One (307,991) shares issued to him June 11, 2021 as provided in Section 2.05 (ii) of the APA.

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ii.

Of the remaining Two Million Four Hundred Sixty-Three Three Hundred Thirty-Five Thousand (2,463,935) shares due under Section 2.05 (iii) of the APA, Hill shall retain One Million Two Hundred Thirty-One Thousand Nine Hundred Sixty-Seven (1,231,967) shares (“Retained Equity”). The Retained Equity shall include any shares to be issued to those individuals listed in Schedule 2.05(iii) of the APA, provided, however, such individuals shall continue to be bound by the Escrow Agreement. The remaining shares shall be returned to the Company. Hill agrees to execute whatever documents are necessary to effectuate the transfer of shares back to the Company. For avoidance of all doubt, notwithstanding any provision of the APA, the Equity Agreement or any other document associated with the Redeeem purchase (“Transaction Document”) Hill irrevocably forfeits, surrenders and disclaims any rights to the One Million Two Hundred Thirty-One Thousand Nine Hundred Sixty-Seven (1,231,967) shares returned to the Company.

	iii.	Hill shall remain subject to any lock up agreement(s) associated with his equity.

b.	Unemployment Benefits: Company agrees not to contest your application for unemployment.

c.

Health Care: Company shall pay Hill’s health insurance costs for a period of one (1) year after the Termination Date, i.e., through and until May 31, 2023. For avoidance of all doubt, any co-pays, deductibles or other costs shall be the sole responsibility of Hill.

4. Releases.

(a)

Hill’s Release and Waiver of Claims. Except as provided for in this Agreement, in consideration of the Company’s payments as described in Section 2(a) above, Hill, on behalf of itself his agents, heirs, executors and assignees waives and releases any and all legally waivable claims, suits, damages, liabilities, demands and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, which Hill ever had or may have against the Company, its parent, subsidiaries, affiliated businesses and divisions, and/or their directors, officers, employees or agents (hereinafter collectively referred to as “Releases”), arising out of his employment with the Company or the termination of his employment (hereinafter collectively referred to as “Claims”), including, but not limited to, any claims arising under his Employment Agreement, the California Fair Employment and Housing Act, the Business and Professions Code 17200; Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Employee Retirement and Income Security Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification Act; the California WARN Act; the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Family and Medical Leave Act; the California Family Rights Act, the California Labor Code, the California Civil Code, the California Constitution, any applicable California Industrial Welfare Commission order, the California Business and Professions Code, the Sarbanes-Oxley Act, the False Claims Act and the Fair Credit Reporting Act and any and all other laws and regulations relating to employment, employment termination, employment discrimination, harassment or retaliation, any and all claims for attorneys’ fees and costs, insofar as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws; provided that the Company’s obligations under this Agreement shall survive execution of this release.

(b)

Company’s Release and Waiver of Claims. In consideration of Hill’s release in paragraph 4(a) hereof, the Company waives and releases any and all legally waivable claims, suits, damages, liabilities, demands and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, which the Company ever had or may have against Hill, his heirs, executors, attorneys and assigns, for, upon or by reason of any matter whatsoever which occurred up to the Effective Date of this release, including, but not limited to, any and all claims under his Employment Agreement and all claims arising out of, relating to, or based upon, his employment, or any alleged violation of local, state or federal law, regulation or ordinance, and/or public policy, contract, tort and/or common law, and including, but not limited to, any claims for costs, attorneys’ fees, or expenses to the fullest extent allowed by law.

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(c)

Agreement Not To Sue. With the exception of Sections 2, 3, 6, 10, 11 and/or 12, the Parties do hereby covenant and agree that they will pursue no claim or cause of action against the other parties hereto, including each party, for any type of relief that in any fashion involves or arises from the Action, including the prosecution thereof.

(d)

Capacity To Enter. Each of the Parties hereto represents and warrants to the other that each has full power, capacity, and authority to enter into this Agreement, and that none of them has sold, assigned, or in any manner transferred any claims which any of them ever had against the other to any third party, and that no other releases or settlements are necessary from any other person or entity to release and discharge completely the other parties from the claims specified above.

5. Review.

You acknowledge that you have been advised, as required by California Government Code Section 12964.5(b)(4), that you have the right to consult an attorney regarding this Agreement and that you were given a reasonable time period of not less than five (5) business days in which to do so. You hereby certify and represent that it was your own decision, made after adequate reflection concerning the purposes and effects of this Separation Agreement and that execution of this Separation Agreement was not coerced by the Company or anyone acting on their behalf or in concert with them. Before execution of this Separation Agreement, Hill warrants and represents that he understands the reason for his employment separation and had the opportunity to discuss with representatives of Company the terms, contents and conditions of this Separation Agreement. Consequently, Hill has fully informed himself and warrants and represents that he executed this Separation Agreement knowingly and voluntarily. .

6. Non-disparagement.

The Parties, and each of them, shall not, orally and/or in writing, directly or indirectly, publish, disseminate or communicate in any way, to the media, general public and/or any individual(s) and/or entity/entities, information that is critical, derogatory or otherwise intended to disparage and/or caste in false light Hill, Company and/or Company’s business, senior executives or officers, whether such information is acquired during or after Hill’s employment with Company directly or otherwise.

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7. Taxes.

Any payments provided for in this Agreement shall be subject to standard withholding taxes and fees in accordance with Hill’s current instructions. Hill acknowledges that he is an individual who is within the category of employees deemed to be a “Specified Employee” within the meaning and in accordance with Treasury Regulation section 1.409A-1(i). Section 409A of the Internal Revenue Code of 1986, as amended, and the related interpretive guidance thereunder (“Section 409A”) requires the deferral of payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period would be paid in a lump sum after the expiration of the six (6) month period or such shorter period, if applicable). Hill acknowledges that no payments and benefits provided for in this Agreement are “nonqualified deferred compensation” that would be subject to Section 409A, and that accordingly Hill would not be subject to a six (6) month delay in payment. Hill understands and agrees that he shall be solely responsible for the payment of any taxes, penalties, interest or other expenses incurred by him on account of non-compliance with Section 409A. If either Hill or the Company reasonably determines that any payment or benefit under this Separation Agreement will violate Section 409A, Hill and the Company shall use best efforts to restructure the payment or benefit in a manner that is either exempt from or compliant with Section 409A. Hill and the Company agree to execute any and all amendments to this Separation Agreement as may be necessary to ensure compliance with the distribution provisions of Section 409A in an effort to avoid or minimize, to the extent allowable by law, the tax (and any interest or penalties thereon) associated with Section 409A. Notwithstanding the foregoing, under no circumstances shall the Company, or any Releasee, have any liability to Hill by reason of any additional tax or penalty imposed on him pursuant to Section 409A or any comparable state tax law.

8. Transition Period. Following the Termination Date, and in order to provide to continuity and orderly transition, Hill agrees:

(a) To make himself available, without additional compensation, on reasonable occasions until December 31, 2022, with reasonable prior notice, to respond to all attorneys, representatives and advisors regarding all matters associated with his employment at the Company including, without limitation, his prior responsibilities, and all the processes and procedures of which he acquired knowledge while employed by the Company and to assist in the transition of any systems and accounts to the Company’s representatives. In this regard, the Parties acknowledge and agree that in providing such responses, Hill shall not be required to be present at the Company’s offices on a regular basis, but Hill agrees to make himself available at reasonable times to meet by phone with the Company or its employees, agents, representatives and advisors.

(b) Hill shall surrender, or cause to be surrendered, to the Company any and all passwords, codes, access codes, authentications, user names, accounts or other information related to the Company, Redeeem or Troika IO, including but not limited to such information necessary to have full and complete control of any and all accounts, wallets and systems related in any way to the Company, Redeeem or Troika IO, including but not limited to those items identified in Exhibit A. Moreover, Hill shall assist or cause all third party platforms or connections to be transferred to the Company and shall assist in the shutdown of Kraken and Circle accounts, and will assist in the shutdown and transfer of any later discovered accounts, systems or platforms.

(c) To submit to deposition and/or testimony and/or participate in an investigation by any government agency in accordance with the laws of the forum involved concerning any knowledge he has or may have with respect to actual and/or potential disputes or issues arising out of the activities of the Company during his period of employment by the Company. The Company shall reimburse Hill for any reasonable and necessary expenses he incurs in fulfilling this obligation, including reasonable attorneys’ fees and costs.

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9. Waiver of Rights Under Civil Code 1542.

The Parties, and each of them, on behalf of themselves and each of their respective representatives (“Representatives”) acknowledge that they have been advised by legal counsel and are familiar with the provisions of California Civil Code, section 1542, which provides as follows:

“A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.”

The Parties, and each of them, on behalf of themselves and on behalf of each of their respective Representatives hereby expressly waive any and all rights they may have under Civil Code section 1542, as well as under any other statutes or common law principles of similar effect, with respect to the releases referred to in the Sections above, only. The promises, warranties, covenants, and obligations contained herein shall survive the releases set forth in this Agreement. In accordance with this waiver, the parties, and each of them on behalf of themselves and their Representatives acknowledge that they are aware that they may hereafter discover facts in addition to, or different from, those which they now know, or believe to be true, with respect to the subject matter of this Agreement. Notwithstanding that, it is the intention of the parties and their Representatives to fully, finally and forever settle and release all claims each may have against the other relating specifically to the Lawsuit and the subject matter thereof; provided, however, that the promises, warranties, covenants, and obligations contained herein shall survive the release set forth herein.

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10. Protected Rights.

You understand that nothing in this Agreement limits your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the California Department of Fair Employment and Housing, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). You further understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

11. Entire Agreement and Ambiguities. This Agreement, together with all documents and/or agreements referenced and incorporated herein, embodies the sole and entire agreement between Hill and the Company and all Releases concerning the resolution of all matters with respect to employment with the Company. Except as specifically mentioned otherwise in this Agreement, all prior agreements, arrangements, and/or understandings, written or oral, expressed or implied, including, but not limited to, the Employment Agreement between Hill and the Company or any Release are replaced and superseded by this Agreement, and are no longer of any force and effect. In executing this Agreement, Hill represents that he is not relying on any inducements, promises, or representations of the Company or Releasees other than as expressly set forth in this Agreement. Hill has reviewed this Agreement and has had a full opportunity to negotiate its contents. Hill expressly waives any common law or statutory rule of construction that ambiguities are to be construed against the drafter of the Agreement, and Hill agrees that the language of this Agreement will be in all cases construed as a whole, according to its fair meaning.

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12. Confidentiality of Agreement. The Parties, and each of them, agree that they, their counsel and/or accountants will keep completely confidential and will not disclose to any person or entity Hill’s role and employment services rendered to Company in any capacity, Hill’s termination as an employee to Company or otherwise, the amount or terms contained herein including Section 2 and 3 hereinabove, this Agreement in its entirety, previous settlement negotiations or any understandings, agreements, provisions or information contained herein except as required or authorized by law or pursuant to court order. However, either party may disclose this Agreement and its terms in his tax returns and to his respective accountants and/or attorneys or as required by U.S. Securities Laws and regulations. If disclosure of this Agreement or its terms is required by law, whether through subpoena, request for production, deposition, or otherwise, the disclosing party shall promptly provide written notice to the non-disclosing prior to the disclosure, if allowed by applicable law, so as to provide an opportunity to oppose the disclosure.

11. Confidentiality and Non-Disclosure. Hill acknowledges that his position with Employer was one of the highest trust and confidence, both by reason of Hill’s position and by reason of Hill’s access to and contact with trade secrets and confidential and proprietary business information of Employer, as well as information technology, during the term of the Hill’s employment.

Therefore, in consideration of the payments to be made by Employer to Hill hereunder, Hill covenants and agrees as follows:

i.

Hill will use his best efforts to protect and safeguard, and shall not use, directly or indirectly, for Hill’s own benefit or for the benefit of another, any “Confidential Information” (as hereinafter defined); and

ii.	Hill shall not disclose to any person or entity any Confidential Information, either directly or indirectly, whether or not for compensation or other remuneration, except as may be required by law.

iii.

Hill expressly agrees to comply with any and all such confidentiality obligations in addition to any and all confidentiality obligations set forth in this Separation Agreement or as required by applicable law and U.S. Securities laws (e.g., material non-public information).

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As used in this Separation Agreement, the term “Confidential Information” shall include, but is not limited to, all business information, proprietary information and trade secrets of any nature which was maintained, generated, received, acquired or accessed by Hill during his term of employment and which is confidential in nature or is not generally known by the public or by third parties. “Confidential Information” also includes, without any limitations, the following: financial information, budgets, plans, data, trade secrets, computer software, information technology, technical information, research and development, product information, service information, processes, customer lists, consumer information, customer data, pricing information, sales information, marketing information, bid information, job or project information, contracts, insurance information, underwriting information, audit information, claims information, policy information, data processing, processes, formulas, designs, drafts, drawings, systems, specifications, means, methods, techniques, protocols, compilations, intellectual property, inventions and improvements, operational methods, business plans and strategies, market information, supplier information, vendor information, personnel matters and records, and any and all other matters, information and documentation that is sensitive, business, proprietary or confidential in nature. “Confidential Information” also includes any and all items that would be designated as trade secrets under any applicable federal or state law.

Additionally, Hill acknowledges and affirms that the restrictive covenants set forth in Section 8 of the Employment Agreement entered into between Company and Hill shall remain in effect and shall continue to be binding on Hill and said obligations shall survive Hill’s separation of employment with Company, provided, however, the Restrictive Period shall be reduced to nine (9) months.

12. Injunction. Hill acknowledges and agrees that if he shall violate any of the provisions of Section 6 or 10 with respect to non-disclosure, confidentiality and non-disparagement, Company and its Affiliates would sustain irreparable harm and, therefore, in addition to any other remedies which Company may have under this Separation Agreement or as otherwise provided by law, Company shall be entitled to an injunction to be issued by any court of competent jurisdiction restraining Hill from committing any such violation under this Separation Agreement. Hill agrees that Company shall be entitled to injunctive relief without proof of irreparable harm and that Company shall have the right to seek any and all other available relief and damages and that all available remedies shall be cumulative and not exclusive.

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13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Use of electronic methods of execution (e.g., Docusign) are expressly approved.

14. Acknowledgement. The Parties hereto acknowledge that they have each had the opportunity to be represented by independent legal counsel of their own choice throughout all of the negotiations that preceded the execution of this Agreement. The Parties represent and acknowledge that they have discussed or have had the opportunity to discuss all aspects of their legal rights and this Agreement with legal counsel of their choosing to the full extent they may deem appropriate and necessary. The Parties further represent and acknowledge that they fully understand and appreciate the meaning of each of the terms of this Agreement and that they understand that they may be waiving legal rights or claims by signing this Agreement, that they are voluntarily entering into this Agreement with a full and complete understanding of its terms and legal effect with the specific intent to be legally bound by this Agreement.

15. Governing Law and Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of California, United States of America, without giving effect to the principles of conflicts of laws thereof. Any action brought to enforce the terms of this Agreement shall be brought in any state or federal court located in the County of Los Angeles, and the Parties, and each of them, hereby agree to this exclusive jurisdiction.

16. Attorneys’ Fees and Costs. In the event of commencement and/or defense of any action or proceeding, for the interpretation, enforcement and/or breach(es) of this Agreement, the prevailing party to any such action will be entitled to reasonable attorneys’ fees and costs.

17. Waiver. Waiver by either of the Parties of any breach of any provision of this Agreement shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereof.

18. Amendment. This Agreement may be amended, modified, superseded or canceled, in whole or in part, only by written instrument executed by Hill and by an authorized representative of the Company.

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19. Assignment. This Agreement shall inure to the benefit of, and shall be binding upon, the Parties hereto and their respective successors, assigns, heirs and legal representatives, including any successors of the Company by way of merger, consolidation, purchase, acquisition, or transfer of any or substantially all of the assets or stock of the Company and any parent, subsidiary or affiliate of the Company to which the Company may transfer its rights under and pursuant to this Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Hill and Company warrant and represent that they have not assigned any of its rights to any of the matters contained herein, and shall not done without the expressed written consent from the non-assigning party.

20. Employment Verification. Company shall inform all prospective employers to direct employment verification and/or reference requests regarding his employment with Company. Company shall promptly respond to an appropriately directed employment verification and/or reference request and provide only Hill’s dates of employment and position(s) held with Company. If authorized in writing, Company shall also provide Hill’s salary at the time of his termination of his employment with Company. Hill understands and agrees that Company makes no assurance for, and are not responsible for, any employment verification and/or reference requests regarding Hill’s employment with Company not directed and/or made to any person(s) designated by Company to respond to employment verification and/or reference requests regarding Hill.

IN WITNESS WHEREOF, the Parties have executed this Separation Agreement or caused the same to be executed by a duly authorized officer as of the date written above.

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THE PARTIES HAVE ACKNOWLEDGED THAT THEY HAVE READ THIS AGREEMENT, UNDERSTANDS IT AND ARE EACH VOLUNTARILY ENTERING INTO IT WITH THE INTENTION OF RELINQUISHING ALL CLAIMS AND/OR RIGHTS OTHER THAN THOSE SET FORTH HEREIN.

Hill		Troika Media Group, Inc.

By:	/s/ Kyle Hill	By:	/s/ Sid Toama
	Kyle Hill		Authorized Signer

	DATE: June 8, 2022		DATE: June 8, 2022

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EXHIBIT A

Digital Ocean (Servers) ● Troika IO Website ● Redeeem.com Website and Application ● Ghost Headless CMS ● Bitcoin Node ● CDN File hosting	Redeeem.com Google Workspace ● Email ● Google Drive
Kraken ● Crypto exchange services	Coinpayments ● Redeeem user crypto wallet management
Stripe ● Credit card transactions for topping up Redeeem wallet balance (currently disabled)	Postmark ● Transactional and Marketing emails
Slack	https://twitter.com/redeeem
iwantmyname.com ● redeeem.com Registrar and DNS	Redeeem GitHub ● Redeeem repositories
TroikaIO GitHub ● Troika IO repositories	GoDaddy ● Troika.io Registrar and DNS
Social Twitter https://twitter.com/troikaio LinkedIn Account	Cloudflare ● Site caching ● DDoS protection
App Store (or other credentials for any aspect of the app below) NFT360

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